UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a party other than the Registrant     ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Summit Materials, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

The following financial information was included in a preliminary offering memorandum dated November 27, 2023 provided to prospective investors in a private offering of senior notes (the “Debt Offering”) by Summit Material, Inc.’s indirect subsidiaries, Summit Materials, LLC and Summit Materials Finance Corp.:

•	Unaudited consolidated and combined financial statement for Argos North America Corp. (“Argos USA”) and subsidiaries for the nine months ended September 30, 2023 attached hereto as Exhibit 99.1.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. This communication relates to the proposed transaction between Summit Materials, Inc. (the "Company" or “Summit”), Cementos Argos S.A. (“Cementos Argos”) and certain other parties for the purchase of Argos USA (the "Transaction"). In connection with the Transaction, the Company filed a preliminary proxy statement on Schedule 14A with the SEC on October 18, 2023, and Amendment No. 1 thereto on November 13, 2023 (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC and send to its shareholders in connection with the Transaction. The issuance of the stock consideration for the Transaction will be submitted to the Company’s shareholders for their consideration. Before making any voting decision, the Company’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about the Company and the Transaction.

The Company's shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about the Company, free of charge, at the SEC's website (www.sec.gov). Copies of the Proxy Statement and other documents filed by the Company with the SEC may be obtained, without charge, by contacting the Company through its website at https://investors.summit-materials.com/.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company's shareholders in connection with the Transaction. Information about the directors and executive officers of the Company and their ownership of common stock of the Company is set forth in the section entitled “Executive Officers of the Company” included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 16, 2023 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1621563/000162828023003866/sum-20221231.htm), and in the sections entitled “Who We Are” and “Holdings of Major Stockholders” included in the Company’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 10, 2023 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1621563/000110465923043588/tm231817d3_def14a.htm#tHOMS). Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, has been included in the section entitled “Equity Ownership – Stock Ownership of Significant Stockholders” in the Proxy Statement, which was filed with the SEC on November 13, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1621563/000114036123052726/ny20012217x3_prer14a.htm) and will be included in other relevant materials to be filed with the SEC in connection with the Transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

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Cautionary Note Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “outlook,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. Such forward-looking statements include but are not limited to statements about the benefits of the Transaction, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings (including the Proxy Statement); and the following: (i) the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive transaction agreement between us and Cementos Argos; (ii) the outcome of any legal proceedings that may be instituted against us or Cementos Argos; (iii) the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); (iv) the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we and Cementos Argos operate; (v) the ability to promptly and effectively integrate our business and the businesses of Cementos Argos; (vi) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (vii) reputational risk and potential adverse reactions of our or Cementos Argos’s customers, employees or other business partners, including those resulting from the announcement or completion of the Transaction; (viii) the dilution caused by our issuance of additional shares of capital stock in connection with the Transaction; (ix) the diversion of management’s attention and time from ongoing business operations and opportunities on Transaction-related matters; and (x) the impact of the global COVID-19 pandemic on our or Cementos Argos’s businesses, the ability to complete the Transaction or any of the other foregoing risks.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of these materials. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

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Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

ARGOS NORTH AMERICA CORP.

UNAUDITED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In millions)

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Revenues	$435.5	$413.5	$1,296.2	$1,189.3
Cost of goods sold	330.5	341.0	1,030.5	1,017.8
Gross profit	105.0	72.5	265.7	171.5
Operating expenses:
Selling, general and administrative expenses	43.6	47.8	118.9	112.5
Operating income	61.4	24.7	146.8	59.0
Other income, net	(0.8)	—	(0.9)	(5.3)
Net gain on disposals	(3.2)	(0.7)	(4.5)	(23.1)
Interest expense, net	8.9	6.5	28.5	23.6
Income before income taxes	56.5	18.9	123.7	63.8
Income tax expense	14.2	4.7	30.7	24.5
Net income	$42.3	$14.2	$93.0	$39.3

The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

ARGOS NORTH AMERICA CORP.

UNAUDITED CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Comprehensive income:
Net income	$42.3	$14.2	$93.0	$39.3
Derivative cash flow hedges, net of tax(1)	(0.6)	2.5	(0.3)	13.8
Total other comprehensive (loss) income, net of tax	(0.6)	2.5	(0.3)	13.8
Total comprehensive income	$41.7	$16.7	$92.7	$53.1

(1)	Amount is net of tax expense (benefit) of $(0.2) million and $0.8 million for the three months ended September 30, 2023 and 2022, respectively, and $(0.1) million and $4.4 million for the nine months ended September 30, 2023 and 2022, respectively.

The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

ARGOS NORTH AMERICA CORP.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share data)

	As of	As of
	September 30,	December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$133.9	$47.8
Trade accounts receivable, net	209.3	185.0
Receivables due from affiliates	0.4	—
Inventories	147.3	147.0
Prepaid expenses and other current assets	35.0	27.3
Total current assets	525.9	407.1
Property, plant and equipment, net of accumulated depreciation and depletion of $866.8 as of September 30, 2023 and $811.2 as of December 31, 2022	1,704.6	1,687.7
Goodwill	178.2	178.2
Intangible assets, net of accumulated amortization of $130.7 as of September 30, 2023 and $128.2 as of December 31, 2022	17.6	20.1
Right-of-use assets	81.6	86.9
Other non-current assets	1.6	6.1
Total Assets	$2,509.5	$2,386.1
Liabilities and Equity
Current Liabilities:
Trade accounts payable	$125.2	$128.0
Payables due to affiliates	46.6	55.0
Accrued expenses and other current liabilities	70.0	49.1
Current portion of lease liabilities	14.7	15.1
Current portion of third-party debt	—	1.6
Total current liabilities	256.5	248.8
Deferred income tax liabilities	70.7	42.2
Long-term third-party debt, net of current portion	484.9	485.1
Long-term related-party debt, net of current portion	250.9	250.9
Non-current portion of lease liabilities	86.3	92.1
Other non-current liabilities	36.0	35.5
Total Liabilities	1,185.3	1,154.6
Commitments and contingencies (Note 11)
Equity:
Common stock, $1.00 par value; authorized, 75,000 shares; 52,403 shares issued as of September 30, 2023 and December 31, 2022	0.1	0.1
Additional paid-in capital	1,528.1	1,528.1
Accumulated deficit	(211.9)	(304.9)
Accumulated other comprehensive income, net of tax	7.9	8.2
Total Equity	1,324.2	1,231.5
Total Liabilities and Equity	$2,509.5	$2,386.1

The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

ARGOS NORTH AMERICA CORP.

UNAUDITED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In millions)

	For the nine months ended September 30,
	2023	2022
Operating Activities:
Net income	$93.0	$39.3
Adjustments to reconcile Net income to cash provided by operating activities:
Depreciation, depletion and amortization	78.3	81.1
Deferred income taxes	28.6	23.1
Share-based compensation benefit	—	(0.5)
Net gain on disposal of business	—	(22.0)
Net gain on disposal of property, plant and equipment	(4.5)	(1.1)
Provision for credit losses	0.3	1.5
Amortization of debt issuance costs	0.8	2.1
Amortization of proceeds from terminated cash flow hedges	(1.9)	—
Changes in assets and liabilities, net of disposals:
Trade accounts receivable, net	(24.6)	(30.8)
Inventories, net	(2.6)	(17.4)
Prepaid expenses and other current assets	(7.7)	(12.5)
Trade accounts payable	(2.8)	24.9
Payables due to affiliates, net	(8.8)	(3.0)
Accrued expenses and other current liabilities	20.9	4.6
Right-of-use assets and liabilities	(1.2)	(0.7)
Other assets and liabilities	1.1	(1.3)
Net cash provided by operating activities	168.9	87.3
Investing Activities:
Purchases of property, plant and equipment	(91.1)	(47.9)
Proceeds from sale of property, plant and equipment	8.7	4.0
Proceeds from sale of business	—	90.2
Other, net	—	0.1
Net cash (used in) provided by investing activities	(82.4)	46.4
Financing Activities:
Principal payments on finance leases	(3.7)	(4.1)
Proceeds from loans	—	12.0
Proceeds from terminated cash flow hedges	5.8	—
Debt repayment	(2.5)	(129.6)
Debt issuance costs	—	(1.0)
Transfers from Parent, net	—	16.9
Net cash used in financing activities	(0.4)	(105.8)
Net increase in cash and cash equivalents	86.1	27.9
Cash and cash equivalents at beginning of period	47.8	18.7
Cash and cash equivalents at end of period	$133.9	$46.6

The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

ARGOS NORTH AMERICA CORP.

UNAUDITED CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY

(In millions, except share data)

	Common Stock		Additional paid-in	Accumulated	Net parent	Accumulated other comprehensive income, net of	Total
	Shares	Amount	capital	deficit	investment	tax	equity
Balance as of January 1, 2023	52,403	$0.1	$1,528.1	$(304.9)	$—	$8.2	$1,231.5
Net income	—	—	—	13.5		—	13.5
Derivative cash flow hedges, net of tax	—	—	—	—	—	(1.0)	(1.0)
Balance as of March 31, 2023	52,403	$0.1	$1,528.1	$(291.4)	$—	$7.2	$1,244.0
Net income	—	—	—	37.2	—	—	37.2
Derivative cash flow hedges, net of tax	—	—	—	—	—	1.3	1.3
Balance as of June 30, 2023	52,403	$0.1	$1,528.1	$(254.2)	$—	$8.5	$1,282.5
Net income	—	—	—	42.3	—	—	42.3
Derivative cash flow hedges, net of tax	—	—	—	—	—	(0.6)	(0.6)
Balance as of September 30, 2023	52,403	$0.1	$1,528.1	$(211.9)	$—	$7.9	$1,324.2

The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

ARGOS NORTH AMERICA CORP.

UNAUDITED CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY (Continued)

(In millions, except share data)

	Common Stock		Additional paid-in	Accumulated	Net parent	Accumulated other comprehensive income (loss),	Total
	Shares	Amount	capital	deficit	investment	net of tax	equity
Balance as of January 1, 2022	—	$—	$—	$—	$1,210.4	$(6.5)	$1,203.9
Net loss	—	—	—	—	(3.3)	—	(3.3)
Unrealized loss on cash flow hedges	—	—	—	—	—	7.0	7.0
Net transfers from Parent	—	—	—	—	8.6	—	8.6
Balance as of March 31, 2022	—	$—	$—	$—	$1,215.7	$0.5	$1,216.2
Net income	—	—	—	20.9	7.5	—	28.4
Unrealized loss on cash flow hedges	—	—	—	—	—	4.3	4.3
Net transfers from Parent	—	—	2.4	—	1.2	—	3.6
Restructuring transfers from Parent	52,403	0.1	1,576.3	(352.0)	(1,224.4)	—	—
Balance as of June 30, 2022	52,403	$0.1	$1,578.7	$(331.1)	$—	$4.8	$1,252.5
Net income	—	—	—	14.2	—	—	14.2
Unrealized loss on cash flow hedges	—	—	—	—	—	2.5	2.5
Net transfers to Parent	—	—	(52.6)	—	—	—	(52.6)
Balance as of September 30, 2022	52,403	$0.1	$1,526.1	$(316.9)	$—	$7.3	$1,216.6

The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1. Organization and basis of presentation

Organization

On December 7, 2021, Cementos Argos S.A. (“Cementos Argos” or the “Parent”) announced its intent to separate its U.S. operations and create a stand-alone publicly traded company (the “potential equity Offering”). Argos North America Corp. and subsidiaries, together with Argos Ports (Wilmington) LLC, and American Cement Terminals LLC, represent the combined U.S. based entities, Argos North America Corp. (“Argos North America Corp.”, the “Company”, “we”, “us” or “our”). Argos North America Corp., a business of Cementos Argos, is a leading provider of cement and ready-mix concrete products. The Company offers various types of Portland, slag, mortar, and masonry cement, as well as drain, palleted, topgreen, and mass ready-mix concrete serving clients across the East and Gulf Coast regions of the United States (“U.S.”). On April 29, 2022, the Company obtained an equity ownership in American Cement Terminals LLC and its wholly-owned subsidiary Argos Ports (Wilmington) LLC, and subsequently merged these entities into Argos USA LLC, a wholly-owned subsidiary of the Company (the “Reorganization”).

The Company operates under two reportable segments, cement and ready-mix concrete, based upon the information used by the chief operating decision maker (“CODM”), the Company’s Chief Executive Officer, in evaluating the performance of the business and allocating resources and capital. The cement segment offers bulk and packaged cement products, including a variety of Portland cements, blended cements and masonry cements, as well as supplementary cementitious materials like slag cement and fly ash. The ready-mix concrete segment produces standard concrete mixes, in addition to specialty mixes and custom concrete mixes for a variety of projects, including commercial, residential, and civil/highway projects.

The Company has a workforce of approximately 2,300 employees as of September 30, 2023.

On September 7, 2023, the Company announced that it has entered into a definitive agreement with Summit Materials, Inc. (“Summit”) under which Summit will combine with Argos North America Corp., the U.S. operations of Cementos Argos, in a cash and stock transaction valued at approximately $3.2 billion.

Under the terms of the agreement, which has been unanimously approved by both companies’ Boards of Directors, Cementos Argos, will receive approximately 54.7 million shares of Summit stock and approximately $1.2 billion in cash, subject to closing adjustments, valuing Argos North America Corp. at approximately $3.2 billion based on Summit’s closing share price of $36.00 as of September 6, 2023. Cementos Argos will own approximately 31% of the combined company on a fully diluted basis upon closing of the transaction. Cementos Argos will enter into a shareholder agreement with Summit at closing of the transaction pursuant to which Cementos Argos will be subject to certain standstill provisions and a 24-month lock-up period on the sale of Summit shares. The transaction is expected to close in the first half of 2024, and is subject to customary closing conditions, including regulatory approvals and approval by Summit shareholders. The Company has expensed $6.9 million for the three and nine months ended September 30, 2023 in connection with this transaction.

Basis of presentation

The Company has historically operated as an indirect controlled subsidiary of Cementos Argos and historically reported its results as part of Cementos Argos’ U.S. reportable segment. The Company has not historically operated as a stand-alone entity. As a result, separate financial statements have not historically been prepared for the Company. Prior to the Reorganization on April 29, 2022, the Company’s financial statements were prepared on a combined basis. For the period subsequent to April 29, 2022, the Company’s financial statements were prepared on a consolidated basis. The unaudited consolidated and combined financial statements have been derived from the historical accounting records of Cementos Argos as of September 30, 2023 and December 31, 2022 and for the three and nine months ended September 30, 2023 and 2022.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 1. Organization and basis of presentation (Continued)

The unaudited consolidated and combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). While the unaudited consolidated and combined financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by U.S. GAAP. The historical results of operations, financial position and cash flows of the Company presented in these unaudited consolidated and combined financial statements may not be indicative of what they would have been had the Company been an independent stand-alone entity, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows. The unaudited consolidated and combined financial statements should be read in conjunction with the year-ended December 31, 2022 audited consolidated and combined financial statements and the corresponding notes thereto.

The unaudited consolidated and combined financial statements include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain affiliate corporate functions. Affiliates provide general corporate functional services to the Company such as human resources, finance and accounting, information technology, research and development, marketing, legal, and technical innovation. Expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily pro rata based on an applicable measure of revenues, user surveys, or other relevant measures. The management of the Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expenses that the Company would have incurred had it operated historically as an independent, stand-alone entity, nor are they indicative of the Company’s future expenses. Refer to Note 13. Related party.

The unaudited consolidated and combined financial statements include assets and liabilities specifically identifiable and attributable to the Company including certain assets and liabilities that are held by affiliates. All intercompany transactions and balances within the Company have been eliminated. Transactions between the Company and affiliates have been included in these unaudited consolidated and combined financial statements. Balances between the Company and affiliates that were not historically settled in cash are included within the unaudited consolidated and combined financial statements as Net parent investment prior to the Reorganization and as Additional paid-in capital subsequent to the Reorganization. Net parent investment represents the affiliates’ interest in the recorded assets of the Company and represents the cumulative investment by affiliates in the Company prior to the Reorganization, inclusive of operating results. Balances between the Company and affiliates that are required to be settled in cash are included within the unaudited consolidated and combined financial statements as Receivables due from affiliates and Payables due to affiliates. Refer to Note 13. Related party.

The net effect of expenses and cash settlement of intercompany transactions requiring cash settlement is reflected on the unaudited consolidated and combined statements of cash flows as an operating activity. The amounts due under certain executed agreements that are now required to be cash settled in future periods, which were previously reflected as Net parent investment or Additional paid-in capital on the consolidated and combined balance sheets and as financing activities on the consolidated and combined statements of cash flows, are currently presented as Receivables due from affiliates and Payables due to affiliates on the unaudited consolidated balance sheets and as non-cash operating activities on the unaudited consolidated and combined statements of cash flows. The settlement of the remaining intercompany transactions is reflected on the unaudited consolidated and combined statements of cash flows as a financing activity and on the unaudited consolidated and combined balance sheets as Net parent investment prior to the Reorganization and as Additional paid-in capital subsequent to the Reorganization. Note 13. Related party.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 1. Organization and basis of presentation (Continued)

In connection with the potential equity Offering, the Company has expensed $0.5 million and $2.7 million of transaction costs for the three and nine months ended September 30, 2023, respectively, and $2.8 million and $6.9 million of transaction costs for the three and nine months ended September 30, 2022, respectively, recorded within Selling, general and administrative expenses on the unaudited consolidated and combined statements of operations. Additionally, the Company has capitalized $20.1 million and $16.7 million of transaction costs as of September 30, 2023 and December 31, 2022, respectively, recorded within Prepaid expenses and other current assets on the unaudited consolidated balance sheets. Collectively, these costs are primarily related to accounting and other professional service fees, special bonuses to employees, and certain other transaction-related costs.

Earnings per share information has not been presented for the three and nine months ended September 30, 2023 and 2022 as the information would not be meaningful to the users based on the Company’s ownership structure as of the date of these unaudited consolidated and combined financial statements.

Certain prior year amounts have been reclassified to conform to current year presentation.

Adjustments and corrections

In the fourth quarter of fiscal year 2022, the Company identified errors in its previously issued consolidated and combined financial statements related to asset retirement obligations for certain quarries and the associated assets. The Company assessed the significance of these misstatements both quantitatively and qualitatively and determined these errors to be immaterial to the prior period consolidated and combined financial statements taken as a whole. The Company revised the previously issued consolidated and combined financial statements as of September 30, 2022 and December 31, 2021.

A summary of the effect of the corrections on the consolidated and combined statements of equity is as follows:

(In millions)	As Reported	Correction	As Adjusted
Balance as of December 31, 2021
Net Parent Investment	$1,214.0	$(3.6)	$1,210.4
Total Equity	1,207.5	(3.6)	1,203.9
Balance as of March 31, 2022
Net Parent Investment	$1,219.3	$(3.6)	$1,215.7
Total Equity	1,219.8	(3.6)	1,216.2
Balance as of June 30, 2022
Additional paid-in capital	$1,582.3	$(3.6)	$1,578.7
Total Equity	1,256.1	(3.6)	1,252.5
Balance as of September 30, 2022
Additional paid-in capital	$1,529.7	$(3.6)	$1,526.1
Total Equity	1,220.2	(3.6)	1,216.6

Note 2. Summary of significant accounting policies

Principles of consolidation and combination

The accompanying unaudited consolidated and combined financial statements include the accounts of the Company and its direct and indirect subsidiaries prior to the Reorganization and majority or wholly owned subsidiaries subsequent to the Reorganization. All significant intercompany accounts and transactions within the Company have been eliminated in combination prior to the Reorganization and consolidation subsequent to the Reorganization.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 2. Summary of significant accounting policies (Continued)

Use of estimates

The preparation of the accompanying unaudited consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported on the unaudited consolidated and combined financial statements and accompanying notes. These estimates and their underlying assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other objective sources. The Company bases its estimates on historical experience and on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary.

Significant accounting estimates reflected in the Company’s unaudited consolidated and combined financial statements include the allowance for credit losses; inventory excess and obsolescence reserves; contingent liabilities; tax valuation allowances; liabilities for unrecognized tax benefits; impairment reviews for property and equipment, goodwill and other intangible assets; and allocation of general corporate expenses. Although these estimates are based on management’s knowledge of, and experience with, past and current events and on management’s assumptions about future events, it is at least reasonably possible that they may ultimately differ materially from actual results.

Cash and cash equivalents

Cash and cash equivalents comprise short-term, highly liquid investments with original maturities of three months or less at the time of purchase and restricted cash, representing deposits held by the Company’s captive insurance company that are required to remain in the captive insurance company as cash. From time to time, the Company invests in money market funds and includes the interest income generated from these investments within Interest expense, net on the unaudited consolidated and combined statements of operations. For the three and nine months ended September 30, 2023, the Company earned $1.2 million and $2.2 million, respectively, in interest income. For the three and nine months ended September 30, 2022, interest income was not significant.

Accounts receivable and allowance for credit losses

The Company’s customers are primarily builders, resellers, and paving companies within the United States, and no individual customer represented at least 10% of the Company’s revenues during any of the periods presented. Trade accounts receivable are recorded at the net value, including an allowance for credit losses that are not expected to be recovered. The net amount of accounts receivable and corresponding allowance for credit losses are presented together on the unaudited consolidated balance sheets as Trade accounts receivable, net. The Company recognizes the allowance for credit losses at inception and reassesses quarterly based on management’s expectation of the asset’s collectability. The allowance is based on multiple factors including historical experience with bad debts, the credit quality of the customer base, the aging of such receivables and current macroeconomic conditions, such as the current rising interest rate environment, and inflationary pressure, as well as management’s expectations of conditions in the future, if applicable. The Company’s allowance for credit losses is based on management’s assessment of the collectability of assets pooled together with similar risk characteristics. The Company regularly performs ongoing credit evaluations of its customers’ financial condition. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Refer to Note 3. Trade accounts receivable, net for further discussion.

Bad debt expense for the three and nine months ended September 30, 2023 was zero and $0.3 million, respectively. Bad debt expense for the three and nine months ended September 30, 2022 was $0.2 million and $1.5 million, respectively. The Company has no significant credit risk concentration among its customer base.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 2. Summary of significant accounting policies (Continued)

Uncommitted receivables purchase agreement

On November 20, 2018, the Company entered into an uncommitted receivables purchase agreement (the “factoring program”) with BNP Paribas whereby a certain defined pool of the U.S. trade receivables is sold on a revolving basis to BNP Paribas in exchange for cash. The factoring program provides the Company with an additional source of liquidity. Under the terms of the uncommitted receivables purchase agreement, the Company acts as the collecting agent on behalf of BNP Paribas to collect amounts due from its customers for the receivables sold. The Company accounts for the transfer of receivables as a true sale at the point control was transferred through derecognition of the receivables on the unaudited consolidated balance sheets. The Company has not utilized the factoring program since September 2021. The proceeds from the sales of receivables are included in cash from operating activities on the unaudited consolidated and combined statements of cash flows.

Dispositions

In April 2022, the Company completed the sale of certain ready-mix concrete operations, primarily consisting of goodwill, fixed assets, inventory, and leases, located in North Carolina and Florida to ready-mix concrete distributor Smyrna Ready Mix (the “2022 Disposal”). The operations included in the 2022 Disposal were part of the Company’s ready-mix concrete operating segment. The Company disposed of $68.2 million of net assets for an aggregate purchase price of $93.8 million and recognized a gain on sale of $22.0 million for the nine months ended September 30, 2022.

Revenues and operating income from the 2022 Disposal for the three and nine months ended September 30, 2022 were as follows:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2023	2022	2023	2022
Revenues	$—	$—	$—	$19.4
Operating income	$—	$—	$—	$1.6

The depreciation expense related to the 2022 Disposal was zero and $0.8 million for the three and nine months ended September 30, 2022, respectively.

Revenue recognition

Sale of goods and rendering of services

Revenues are recognized in accordance with the FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The Company earns revenue from the sale of products, which includes cement products such as Portland cements, blended cements, masonry cements and standard and specialty concrete mixes. In the sale of goods, a single performance obligation is established primarily through purchase orders. The Company recognizes revenues when the performance obligation is satisfied, that is, when the control of the goods or services underlying the performance obligation has been transferred to the customer, which generally occurs at a point in time. Collection terms generally range from 40 to 50 days. The Company has elected to treat freight and delivery activities as fulfillment costs and recognize the costs in Cost of goods sold at the time the related revenue is recognized. Revenue where the Company’s performance obligations are satisfied in phases is recognized over time using certain input measures based on the measurement of the value transferred to the customer. The Company offers rebates and early payment discounts to customers who pay invoices before their due date, which the Company treats as variable consideration. The Company adjusts the amount of revenue recognized for the variable consideration using the most likely amount method based on past history and projected volumes in the rebate or early payment discount period. Estimates for variable consideration are based on historical experience, anticipated performance, and management’s judgment.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 2. Summary of significant accounting policies (Continued)

The Company is deemed to be an agent when collecting sales taxes from customers. Sales taxes collected are recorded as liabilities until remitted to taxing authorities and therefore are not reflected on the unaudited consolidated and combined statements of operations. The sales tax liability is recorded in Accrued expenses and other current liabilities. Refer to Note 8. Accrued expenses and other current liabilities.

The transaction price recognized as revenue and accounts receivable is determined based upon a number of estimates, including incentive-based volume rebates, estimated sales returns, and adjustments for any early payment discounts. Costs to obtain and fulfill contracts are immaterial and are expensed as incurred when the expected amortization period is one year or less. Contract assets for earnings in excess of billings and contract liabilities for billings in excess of costs are immaterial as of September 30, 2023 and December 31, 2022. The Company’s contract assets are included within the Company’s Trade accounts receivable, net balances on the unaudited consolidated balance sheets.

Refer to Note 14. Segments for disaggregation of revenues by segment.

Recently issued accounting pronouncements

Accounting standards recently adopted

In September 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2022-04, “Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations” that requires entities that use supplier finance programs in connection with the purchase of goods and services to disclose the key terms of the programs and information about their obligations outstanding at the end of the reporting period, including a rollforward of those obligations. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The guidance should be applied retrospectively to all periods in which a balance sheet is presented, except for the rollforward requirement, which should be applied prospectively. The guidance is effective for all entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the rollforward requirement, which is effective for fiscal years beginning after December 15, 2023. In January 2023, the Company adopted this ASU and the impact to the unaudited consolidated and combined financial statements was not significant.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” In January 2021, the FASB issued ASU 2021-01, “Reference Rate Reform: Scope,” which refined the scope of ASC Topic 848. The amendments in this ASU provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform, if certain criteria are met. In addition, ASU 2021-01 provides implementation guidance clarifying certain optional expedients in Topic 848 to reduce diversity in practice and ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform: Deferral of the Sunset Date of Topic 848” which defers the sunset date of Topic 848 to December 31, 2024. During the year ended December 31, 2022, the Company adopted these ASUs and the impact to the unaudited consolidated and combined financial statements was not significant.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 3. Trade accounts receivable, net

Trade accounts receivable, net consisted of the following as of September 30, 2023 and December 31, 2022:

	As of September 30,	As of December 31,
(In millions)	2023	2022
Trade accounts receivable	$212.9	$188.6
Less: allowance for credit losses	3.6	3.6
Trade accounts receivable, net	$209.3	$185.0

The changes in the allowance for credit losses consisted of the following for the three and nine months ended September 30, 2023 and 2022:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2023	2022	2023	2022
Balance at beginning of period	$3.7	$7.5	$3.6	$6.5
Additions charged to expense	—	0.2	0.3	1.5
Deductions	(0.1)	(1.5)	(0.3)	(1.8)
Balance at end of period	$3.6	$6.2	$3.6	$6.2

Note 4. Inventories

Inventories consisted of the following as of September 30, 2023 and December 31, 2022:

(In millions)	As of September 30, 2023	As of December 31, 2022
Raw materials	$43.3	$32.3
Work in progress	15.8	13.8
Finished goods	42.3	49.1
Spare parts	45.9	51.8
Inventories	$147.3	$147.0

Note 5. Leases

The Company has significant operating and finance leases including Buildings and Construction, Land, Machinery and Equipment, Land Fleet and Equipment, and Rail Fleet and Equipment located within the United States.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 5. Leases (Continued)

The following table summarizes the components of lease expense recorded on the unaudited consolidated and combined statements of operations for the three and nine months ended September 30, 2023 and 2022:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2023	2022	2023	2022
Operating lease expense	$3.4	$3.6	$10.0	$10.4
Finance lease expense
Amortization of leased assets	1.4	1.4	4.0	4.3
Interest on lease liabilities	0.4	0.4	1.3	1.2
Short term lease cost	0.1	0.1	0.2	0.6
Variable lease cost	1.5	1.5	4.7	2.6
Total lease expense	$6.8	$7.0	$20.2	$19.1

Lease terms and discount rates were as follows as of September 30, 2023 and December 31, 2022:

	As of September 30, 2023	As of December 31, 2022
Weighted-average remaining lease terms (years)
Operating leases	8	9
Finance leases	14	14
Weighted-average discount rates
Operating leases	5.41%	5.26%
Finance leases	5.10%	4.95%

Supplemental consolidated balance sheet information related to leases was as follows as of September 30, 2023 and December 31, 2022:

(In millions)	As of September 30, 2023	As of December 31, 2022
Operating lease assets	$50.4	$53.5
Finance lease assets, net	31.2	33.4
Total lease assets, net	$81.6	$86.9
Current portion of operating lease liabilities	$10.8	$10.3
Current portion of finance lease liabilities	3.9	4.8
Non-current portion of operating lease liabilities	57.6	62.3
Non-current portion of finance lease liabilities	28.7	29.8
Total lease liabilities	$101.0	$107.2

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 5. Leases (Continued)

Future minimum lease payments under non-cancellable leases as of September 30, 2023 are as follows:

(In millions)	Operating Leases	Finance Leases
Remainder of 2023	$3.3	$1.7
2024	14.1	4.9
2025	12.9	3.8
2026	11.2	3.6
2027	9.2	3.2
Thereafter	35.8	28.2
Total	$86.5	$45.4
Less: imputed interest	18.1	12.8
Present value of lease liabilities	$68.4	$32.6

Lessor arrangements

The Company subleases certain land leases that are considered operating leases. As of September 30, 2023, the Company had 30 land and building sublease arrangements. Sublease revenue, included in Other income, net on the unaudited consolidated and combined statements of operations, is recognized on a straight-line basis over the respective operating lease terms. For the three and nine months ended September 30, 2023, sublease revenue was $0.1 million and $0.2 million, respectively. For the three and nine months ended September 30, 2022, sublease revenue was $0.3 million and $0.8 million, respectively.

Note 6. Goodwill

Goodwill totaled $178.2 million as of September 30, 2023 and December 31, 2022, $154.6 million from Ready- mix concrete and $23.6 million from Cement. There were no changes in the carrying amount of goodwill as of September 30, 2023.

The accumulated impairment was as follows:

(In millions)	As of September 30, 2023	As of December 31, 2022
Goodwill, gross	$334.3	$334.3
Accumulated impairment	(156.1)	(156.1)
Goodwill, net	$178.2	$178.2

Note 7. Financial instruments

During the normal course of operations, the Company is exposed to market risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates, currency exchange rates, or commodity prices. The Company uses a variety of practices to manage market risk, including, when considered appropriate, derivative financial instruments. The Company uses derivative financial instruments only for risk management and not for trading or speculative purposes.

The Company utilizes interest rate swap, interest rate cap and collar agreements to limit exposure to market fluctuations on floating-rate debt. The Parent, on behalf of the Company, has entered into numerous floating to fixed interest rate swap agreements, interest rate cap and collar agreements with various banks for notional amounts of $200.0 million as of September 30, 2023. As of December 31, 2022, the Company had entered into floating to fixed interest rate swap agreements with banks for notional amounts of $60.0 million.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 7. Financial instruments (Continued)

The interest rate swap agreements, interest rate cap and collar agreements are predominately recorded in Other non-current assets on the consolidated balance sheets as of September 30, 2023 and December 31, 2022. The interest rate swap agreements and interest rate cap and collar agreements are designated as cash flow hedges. As a result, the income (loss) associated with these agreements is recorded in Accumulated other comprehensive income and is released to earnings (loss) when the underlying transaction impacts earnings. As of September 30, 2023, the fair values of the interest rate swap agreements and interest rate cap and collar agreements were a derivative asset of $1.6 million. As of December 31, 2022, the fair value of the interest rate swap agreements was a derivative asset of $5.9 million. The change in fair value of $2.3 million and $13.7 million, net of tax, was recorded in Other comprehensive income for the nine months ended September 30, 2023 and 2022, respectively.

The fair value of cash flow hedges is determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets and are categorized as Level 2 inputs. The cash settlement related to the cash flow hedges is reflected in the operating and financing sections of the unaudited consolidated and combined statements of cash flows.

In February 2023, the Company settled $60.0 million in notional amount of interest rate swap agreements for $5.8 million. This gain, which was previously recorded in Accumulated other comprehensive income, will be subsequently amortized to Interest expense, net on the consolidated statement of operations from 2023 through 2026. During the nine months ended September 30, 2023, amortization of $2.6 million, net of tax, was reflected on the accompanying unaudited consolidated statements of operations as a reclassification from Accumulated other comprehensive income to earnings, specifically to Interest expense, net as described further in Note 16. Accumulated other comprehensive income. The Company estimates that $3.1 million of the Accumulated other comprehensive income will be reclassified to income for the 12-month period after September 30, 2023.

In October 2023, the Company settled $55.0 million in notional amount of interest rate swap agreements for $0.9 million and entered into a new interest rate swap agreement with $55.0 million, maturing in January 2024.

Note 8. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following as of September 30, 2023 and December 31, 2022:

(In millions)	As of September 30, 2023	As of December 31, 2022
Payroll and incentive compensation	$22.9	$11.2
Property, sales and other taxes	13.6	9.0
Insurance claims	8.3	8.1
Legal and professional	4.9	3.4
Accrued rebates	4.0	3.4
Accrued plant operating expenses	8.5	6.8
Accrued interest	7.8	7.2
Accrued expenses and other current liabilities	$70.0	$49.1

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 9. Asset retirement obligations

The following is a reconciliation of asset retirement obligations (AROs) as of September 30, 2023 and December 31, 2022:

(In millions)	As of September 30, 2023	As of December 31, 2022
Asset retirement obligations, beginning of period	$1.3	$1.3
Liabilities incurred	0.4	—
Revisions in estimated cash flows	(0.2)	—
Asset retirement obligations, end of period	$1.5	$1.3

The ARO liabilities are included in Other non-current liabilities on the unaudited consolidated balance sheets. Accretion expense is included in Cost of goods sold on the unaudited consolidated and combined statements of operations.

Note 10. Debt

Third-party debt

Third-party debt consisted of the following as of September 30, 2023 and December 31, 2022:

		As of September 30,	As of December 31,
(In millions)	Due Date	2023	2022
Bank syndicated loan Tranche A	February 2026	$204.0	$204.0
Bank syndicated loan Tranche B	August 2027	204.0	204.0
Promissory Note	January 2023	—	2.5
Promissory Note	August 2029	60.0	60.0
Promissory Note	November 2029	20.0	20.0
Total principal		488.0	490.5
Debt issuance costs		(3.1)	(3.8)
Third-party debt		484.9	486.7
Less: current portion of third-party debt		—	1.6
Long-term third-party debt, net of current portion		$484.9	$485.1

The Company recognized interest expense related to third-party debt of $7.6 million and $23.2 million for the three and nine months ended September 30, 2023, respectively, and $4.7 million and $16.8 million for the three and nine months ended September 30, 2022, respectively, which includes the interest related to cash flow hedges. Debt issuance costs incurred in connection with the bank syndicated loans from Bank of Nova Scotia were capitalized as a reduction to the carrying value of debt and are amortized to Interest expense, net over their respective terms.

Bank syndicated term loans:

On August 23, 2022, the Company entered into the 2022 Credit Agreement, which provides for aggregate term loans of $700.0 million and a revolving credit facility in an initial amount of $50.0 million maturing in August 2027. The administrative agent is Bank of Nova Scotia and the joint lead arrangers are BNP Paribas, JPMorgan, Sumitomo, and Bank of Nova Scotia. The Company has obtained two term loan facilities that are available to the Company once customary conditions precedent to borrowings are achieved: a Tranche A term loan for $350.0 million maturing in February 2026 and a Tranche B term loan for $350.0 million maturing in August 2027. The revolving credit facility is not available to the Company until the Company completes a qualified public offering of its equity securities under the Securities Act of 1933 (“Securities Act”).

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 10. Debt (Continued)

Borrowings of term loans and revolving loans may be based on the Secured Overnight Financing Rate (“SOFR”) or may be base rate loans, at the borrower’s option, plus an applicable margin based on our leverage ratio. The applicable margin for the Tranche A term SOFR loans ranges from 1.125% (for a leverage ratio equal to or less than 2.5x) to 1.625% (for a leverage ratio above 3.5x). The applicable margin for the Tranche B term SOFR loans and revolving loans ranges from 1.25% (for a leverage ratio equal to or less than 2.5x) to 1.75% (for a leverage ratio above 3.5x). The obligations under the 2022 Credit Agreement are guaranteed by Argos USA LLC and Cementos Argos S.A. The guarantee granted by Cementos Argos S.A. will be automatically released upon completion of a qualified public offering of our common stock under the Securities Act resulting in proceeds in an aggregate amount of not less than $150.0 million. The obligations under the 2022 Credit Agreement are also secured by liens on our personal property and will be secured by mortgages over certain of our cement plants. Such collateral arrangement will be released if we achieve investment grade rating by at least two credit rating agencies and we do not have certain other secured debt outstanding. The collateral arrangement will be required to be reinstated if we cease to have investment grade rating by at least two credit rating agencies and/ or we incur certain secured debt.

The 2022 Credit Agreement is subject to certain customary restrictive covenants including but not limited to: a) the Consolidated Interest Coverage Ratio is not to be less than 2.5:1.0 as of the last day of each fiscal quarter; and b) the Consolidated Total Net Debt Ratio is not to exceed 4.0:1.0 as of the last day of each fiscal quarter. In addition, the 2022 Credit Agreement limits: a) the amount of future borrowings; b) transactions with affiliates; c) dispositions; and d) investments of the Company. Management believes the Company will be in compliance with all its financial covenants for at least the next twelve-month period.

On October 24, 2022, the Company refinanced $408.0 million of third-party debt with a draw down in equal parts of the Tranche A and Tranche B term loans under the 2022 Credit Agreement which matures in equal parts in 2026 and 2027. The remaining $292.0 million in term loan capacity under the 2022 Credit Agreement is available for the future drawdowns upon the Company’s completion of a qualified public offering of its equity securities under the Securities Act. The weighted average effective interest rate of the Company’s bank syndicated loan was 6.86% and 5.60% as of September 30, 2023 and December 31, 2022, respectively.

Promissory notes and overnight loan:

As of December 31, 2022, the Company has issued a series of promissory notes to lender Davivienda and an overnight loan for $2.5 million with JP Morgan. The overnight loan amount was subsequently paid off in January 2023. The series of Davivienda promissory notes have a principal amount of $60.0 million and $20.0 million and mature in August 2029 and November 2029, respectively. The weighted average effective interest rate of the Company’s promissory notes and overnight loan was 8.04% and 6.30% as of September 30, 2023 and December 31, 2022, respectively. In February 2023, the Company amended the two promissory notes with Davivienda to change from a 180 Day LIBOR interest rate to a 180 Day Secured Overnight Financing Rate (“SOFR”) due to LIBOR reference rates being phased out by June 30, 2023. In accordance with ASU 2021-01, Reference Rate Reform ASC Topic 848, the Company has elected the optional expedients which enable the Company to continue its historical accounting treatment for the two promissory notes payable to Davivienda.

In November 2023, the Company repaid all outstanding amounts due under the $60 million aggregate principal amount of promissory notes due August 2029 to lender Davivienda.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 10. Debt (Continued)

Related-party debt

As of September 30, 2023 and December 31, 2022, the Company has issued a series of promissory notes to Valle Cement Investments, Inc., a subsidiary of Cementos Argos. The promissory notes are primarily for working capital and equipment financing in an aggregate principal balance of $250.9 million as of September 30, 2023 and December 31, 2022, and mature in December 2025. The weighted average effective interest rate of the related-party promissory notes was 3.28% as of September 30, 2023 and December 31, 2022. The Company recognized interest expense related to the related party debt of $2.1 million and $6.2 million for the three and nine months ended September 30, 2023, respectively, and $2.1 million and $6.6 million for the three and nine months ended September 30, 2022, respectively. The Company intends to use a portion of the net proceeds from the potential equity Offering to repay the Company’s outstanding related-party indebtedness and to pay fees and expenses associated with the potential equity Offering.

In January 2023, the Company extended the term of $250.9 million of the 3.28% related-party notes payable due to Valle Cement Investments, Inc., a subsidiary of Cementos Argos, with an original maturity date of December 2023. The amended note payable agreements now have a maturity date of December 2025, and an interest rate to be negotiated at the current prevailing market rates in December 2023, in line with the original maturity of these notes, for years 2024 and 2025. As a result of the refinancing, the Company presented the notes payable on the unaudited consolidated balance sheets as Long-term related-party debt, net of current portion as of September 30, 2023 and December 31, 2022.

The total principal payments of total third-party and related-party debt, including current maturities for the five years subsequent to September 30, 2023, and thereafter are as follows:

(In millions)
Remainder of 2023	$—
2024	—
2025	250.9
2026	204.0
2027	204.0
Thereafter	80.0
Total	$738.9

Liquidity

The Company has cash provided by operations of $168.9 million and $87.3 million for the nine months ended September 30, 2023 and 2022, respectively. Based on cash and cash equivalents on hand, the expected cash flows from operations for the next twelve months and other sources of liquidity, availability under the 2022 Credit Agreement upon completion of a qualified public offering under the Securities Act., and loans from Cementos Argos and its subsidiaries, management believes this will enable the Company to meet its future obligations as they become due.

Note 11. Commitments and contingencies

Litigation and claims

The Company is party to certain legal actions arising from its ordinary course of business activities. In the opinion of management, these actions will not have a material effect on the Company’s financial position, results of operations or liquidity. The Company’s policy is to record legal accruals when the outcome is probable and can be reasonably estimated and to record legal fees as incurred.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 11. Commitments and contingencies (Continued)

On January 4, 2021, the Company entered into a Deferred Prosecution Agreement (the “DPA”) with the Department of Justice (“DOJ”) related to any antitrust violations relating to the sale of ready-mix concrete in the greater Savannah, Georgia area by a small number of employees who joined the Company in October 2011 through an asset acquisition and were subsequently terminated. Pursuant to the DPA, the Company paid a monetary penalty of $20.0 million and is required, among other things, to periodically review and update its antitrust compliance program. If the Company remains in full compliance with the terms of the DPA, at the conclusion of its three-year term, the charges brought against the Company by the DOJ are expected to be dismissed with prejudice. The Company’s failure to comply with the terms and conditions of the DPA could result in additional criminal prosecution or penalties as well as continued expenses in defending these proceedings. The Company incurred related legal fees of $0.1 million and $0.5 million for the three and nine months ended September 30, 2023, respectively, and $0.1 million and $0.5 million for the three and nine months ended September 30, 2022, respectively, which are recorded in Selling, general and administrative expenses.

In addition, the Company has been named a defendant in two pending civil antitrust cases. Some of the allegations in those cases relate to the conduct at issue in the DPA. The first was filed by a supplier of ready- mix concrete in the U.S. District Court for the Northern District of Georgia on July 24, 2017 under the caption Southeast Ready Mix, LLC et al. v. Argos North America Corp. et al. and includes allegations of cartel behavior and price-fixing in southeast Georgia and nearby South Carolina ready-mix concrete markets and price-fixing and anti-competitive behaviors in the coastal Georgia and southeastern coastal South Carolina cement markets and seeks declaratory relief, monetary damages and other remedies. On March 18, 2021, this case was administratively closed by the court pending the resolution of criminal indictments of two former employees of the Company and three other defendants. On October 17, 2022, the case was reopened for a period of four months only to allow the parties to conduct limited, written discovery. That period expired on February 17, 2023, and though the court has yet to issue an order on the topic, it is the Company’s understanding that the case is, in effect, administratively closed once again pending resolution of the criminal indictments. The second is a putative class action filed under the caption Pro Slab, Inc. et al. v. Argos USA LLC et al. on behalf of purchasers of ready-mix concrete on November 22, 2017 in the U.S. District Court for the District of South Carolina and includes allegations of price-fixing, market allocation and other anti- competitive practices in the Savannah, Georgia and Charleston, South Carolina markets, seeking monetary damages and other remedies. This case was stayed on February 9, 2022 pending the resolution of the same criminal indictments, and only limited, written discovery may proceed while this stay is in effect.

On June 13, 2023, the Company entered into a settlement and compliance agreement with the Federal Highway Administration of the U.S. Department of Transportation that requires, among other things, appointment of an independent monitor until June 2025 to monitor, among other things, bids or awards of publicly funded contracts in Georgia and South Carolina for our ready-mix and cement business, as well as our code of business conduct, antitrust compliance policy, and antitrust compliance program.

Operating disruption and related insurance claim

An equipment outage at the Company’s Newberry, Florida cement plant resulted in a loss of cement production of approximately 97,600 tons during the nine months ended September 30, 2023, resulting in reduced Revenues and reduced Cost of goods sold for the nine months ended September 30, 2023. For the three months ended September 30, 2023, the Company experienced a loss of cement production of approximately 55,500 tons, resulting in reduced Revenues and reduced Cost of goods sold due to the equipment failure. The Company is pursuing a property insurance claim to recover a portion of the losses resulting from this equipment failure. This recovery is expected to be approximately $1.3 million.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 11. Commitments and contingencies (Continued)

Self-insurance

The Company self-insures for certain costs associated with workers’ compensation claims, automobile liability, health and welfare, and general liability. As of September 30, 2023 and December 31, 2022, estimated liabilities of $8.3 million and $8.1 million, respectively, were recorded in Accrued expenses and other current liabilities for self-insurance claims. As of September 30, 2023 and December 31, 2022, estimated liabilities of $6.8 million and $6.0 million, respectively, were recorded in Other non-current liabilities. Self-insurance liabilities are recorded based on an actuarial-determined analysis. While the Company believes the assumptions used to calculate these liabilities are appropriate, significant differences in actual experience and/or significant changes in these assumptions may materially affect actual insurance costs.

In August 2023, the Company acquired a series of equity interests in a captive insurance company, known as the Series 598 of Oxford Insurance Company NC LLC (“Series 598”), for insuring certain of the Company’s automotive liabilities. The assets, liabilities and operating results of Series 598 are not significant and have been consolidated into the financial position and operating results of the Company.

Environmental matters

The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to the environment, health and safety and other regulatory matters. Environmental operating permits, which are subject to modification, renewal and revocation, may be required for the Company’s operations. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses. As of September 30, 2023 and December 31, 2022, estimated liabilities of $1.8 million were recorded for environmental matters within Other non-current liabilities.

Long-term supply agreements

From time to time in the ordinary course of business, the Company enters into long-term supply agreements to ensure a source of supply and achieve favorable pricing from vendors for raw materials and other inputs used to manufacture its products. The Company has long-term supply agreements for additional cement, aggregates, raw materials, fuel and power, and other material resources necessary for manufacturing purposes. As of September 30, 2023, the Company has long-term supply agreements with commitments of $79.6 million due within the next three months.

Truck purchase commitments

In August 2023, the Company entered into an agreement to purchase additional trucks during 2024 for our ready-mix concrete business, totaling $18.7 million due within the next twelve months.

Letters of credit

In the normal course of business, the Company has entered into standby letter of credit arrangements with various beneficiaries generally for the purpose of guaranteeing payment of insurance claims, fuel contracts, and leased assets. Such unsecured letters of credit typically have an initial term of one year, renew automatically, and can only be modified or canceled with the approval of the beneficiary, except for $2.7 million of letters of credit that expired in November 2022. As of September 30, 2023, the Company had a maximum financial exposure from these standby letters of credit totaling $11.4 million.

Collective bargaining agreements

As of September 30, 2023, labor unions represented 11% of the Company’s total workforce, all of whom were employed in the cement segment. The Company’s collective bargaining agreements for employees expire between 2023 and 2027. Included in this amount were 27% of the unionized workforce whose collective bargaining agreements expire within one year. Although the Company believes it has good relations with its employees and unions, disputes with its trade unions, or the inability to renew its labor agreements, could lead to strikes or other actions that could disrupt the Company’s operations, raise costs, and reduce revenue and earnings in the affected locations.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 11. Commitments and contingencies (Continued)

Surety bonds

As of September 30, 2023, the Company was contingently liable for $2.3 million of surety bonds underwritten by various surety companies and required by certain states and municipalities and their related agencies. The surety bonds are provided in the normal course of business and are principally for certain insurance claims and mining permits. As of September 30, 2023, no material claims have been made against these financial instruments.

Payment in lieu of taxes (“PILOT”) agreement

In fiscal year 2016, in conjunction with the acquisition of certain assets from Lehigh Hanson, Inc. and ESSROC Cement Corporation, the Company became a party to a PILOT agreement related to its Martinsburg, West Virginia cement manufacturing plant. This agreement, which includes a continuing employment base requirement and other requirements, is in effect through fiscal year 2034. Under this agreement, certain property was conveyed to the West Virginia Economic Development Authority in exchange for certain local tax incentives. In accordance with ASC Topic 842, Leases (ASC 842), this transaction was accounted for as a failed sale/leaseback, resulting in a financing. The $460.0 million receivable from the municipality related to the conveyance of the property, and the $460.0 million liability associated with the financing, have been offset in the unaudited consolidated balance sheets as of September 30, 2023 and December 31, 2022, in accordance with ASC Topic 210, Balance Sheet (ASC 210). The annual payments related to the financing, and receipts related to the conveyance of the property, approximate $3.8 million, in all periods presented, and have also been offset in the unaudited consolidated and combined statements of cash flows for the nine months ended September 30, 2023 and 2022, in accordance with ASC 210.

Note 12. Income tax

The Company’s effective income tax rate for the three months ended September 30, 2023 and 2022 was 25.1% and 24.9%, respectively. The Company’s effective income tax rate for the nine months ended September 30, 2023 and 2022 was 24.8% and 38.4%, respectively. The difference in the effective tax rate for the three and nine months ended September 30, 2023 and 2022 from the statutory tax rate of 21% is primarily due to state and local income taxes and non-deductible goodwill included in the 2022 Disposal.

As of September 30, 2023 and December 31, 2022, the Company had unrecognized tax benefits of $1.1 million and $1.4 million, respectively.

Income tax expense for the three months ended September 30, 2023 was $14.2 million, an increase of $9.5 million from $4.7 million for the three months ended September 30, 2022. This increase primarily relates to an increase in income before income taxes for the three months ended September 30, 2023.

Income tax expense for the nine months ended September 30, 2023 was $30.7 million, an increase of $6.2 million from $24.5 million for the nine months ended September 30, 2022. This increase primarily relates to the non-deductible goodwill included in the 2022 Disposal, offset by an increase in income before income taxes for the nine months ended September 30, 2023.

Note 13. Related party

Affiliates of the Company include Cementos Argos and Summa Servicios Corporativos Integrales S.A.S. (“Summa”). Both affiliates provide general corporate functional services to the Company, such as human resources, finance and accounting, information technology, research and development, marketing, legal, and technical innovation. Services provided by Summa are contracted by Cementos Argos and services are billed directly to the Company.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 13. Related party (Continued)

The unaudited consolidated and combined financial statements include all revenues and costs directly attributable to the Company and an allocation of general corporate expenses from affiliates.

There were no revenues from Cementos Argos during the three and nine months ended September 30, 2023 and 2022.

Total expenses related to the services provided by Cementos Argos for the three and nine months ended September 30, 2023 were $5.6 million and $16.8 million, respectively, and for the three and nine months ended September 30, 2022 were $22.6 million and $30.5 million, respectively. Expenses incurred for the services provided by Summa for the three and nine months ended September 30, 2023 were $1.1 million and $3.1 million, respectively, and for the three and nine months ended September 30, 2022 were $0.6 million and $1.7 million, respectively. Expenses to affiliates are recorded in Cost of goods sold and Selling, general and administrative expenses on the unaudited consolidated and combined statements of operations.

Certain expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily pro rata based on an applicable measure of revenues, user surveys, or other relevant measures. Management of the Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. During the three months ended September 30, 2022, the Company entered into two trademark and intellectual property license agreements with Cementos Argos to grant the Company certain exclusive intellectual property licenses to certain patents, trademarks, and know-how, the 2019-2021 Pre-IPO Trademark/IP License Agreement that retroactively governed the years ended December 31, 2021, 2020, and 2019, and the 2022 Pre-IPO Trademark/IP License Agreement that governs the period from January 1, 2022 until the completion of the potential equity Offering (collectively, the “Pre-IPO Trademark/IP License Agreements”). During the three months ended September 30, 2022, the Company also entered into two technical services agreements with Cementos Argos for the provision of certain support services to the Company including production support, administrative, logistic, planning, treasury, marketing, audit, legal, financial, technology, human resources, and environmental services, the 2019 – 2021 Pre-IPO Technical Services Agreement that retroactively governed the years ended December 31, 2021, 2020, and 2019 and the 2022 Pre-IPO Technical Services Agreement that governs the period from January 1, 2022 until the completion of the potential equity Offering (collectively, the “Pre-IPO Technical Services Agreements”).

Corporate allocations for the three and nine months ended September 30, 2023 were $5.6 million and $16.8 million respectively, and for the three and nine months ended September 30, 2022 were $19.3 million and $27.5 million, respectively, and are recorded in Selling, general and administrative expenses. Included within these corporate allocations are expenses related to the executed Pre-IPO Technical Services Agreements of $0.5 million and $1.5 million for the three and nine months ended September 30, 2023, respectively, and expenses related to the executed Pre-IPO Trademark/IP License Agreements of $5.1 million and $15.3 million for the three and nine months ended September 30, 2023, respectively. As a result of the executed Pre-IPO Trademark/IP License Agreements, the amounts due to Cementos Argos were prescribed by the terms included in the Pre-IPO Trademark/IP License Agreements; therefore, the amounts recorded for the three months ended September 30, 2022 include incremental royalty fees of $13.5 million billed by Cementos Argos during the period, reflecting an increase from the royalty fee estimates that were historically allocated on the consolidated and combined financial statements for the years ended December 31, 2021, 2020 and 2019, and the six months ended June 30, 2022.

The unaudited consolidated and combined financial statements include assets and liabilities specifically identifiable and attributable to the Company including certain assets and liabilities that are held by affiliates.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 13. Related party (Continued)

All intercompany transactions and balances within the Company have been eliminated. Transactions between the Company and affiliates have been included in these unaudited consolidated and combined financial statements. Balances between the Company and affiliates that were not historically settled in cash are included within the consolidated and combined financial statements as Net parent investment for periods prior to the Reorganization and as Additional paid-in capital subsequent to the Reorganization. Net parent investment represents the affiliates’ interest in the recorded assets of the Company and represents the cumulative investment by affiliates in the Company prior to the Reorganization, inclusive of operating results. Upon execution of the Pre-IPO Trademark/IP License Agreements and Pre-IPO Technical Services Agreements, amounts payable under such agreements, which were historically presented as Net parent investment or Additional paid-in capital, are now presented as Payables due to affiliates as of December 31, 2022, reflecting the Company’s obligation to cash settle the related amounts with Cementos Argos per the agreements. For discussion on related-party debt, refer to Note 10. Debt.

Receivables and payables between the Company and Cementos Argos have been presented on the unaudited consolidated and combined financial statements as Receivables due from affiliates and Payables due to affiliates, respectively. There were no receivables or payables between the Company and Summa as of September 30, 2023 and December 31, 2022.

The net effect of expenses and cash settlement of the Pre-IPO Trademark/IP License Agreements and Pre- IPO Technical Services Agreements related to the nine months ended September 30, 2023 is reflected on the unaudited consolidated and combined statements of cash flows for the nine months ended September 30, 2023 as an operating activity. The amounts due under the Pre-IPO Trademark/IP License Agreements and the Pre-IPO Technical Services Agreements that are now required to be cash settled in future periods, which were previously reflected as Net parent investment or Additional paid-in capital on the consolidated and combined balance sheets and as financing activities on the consolidated and combined statements of cash flows, are currently presented as Payables due to affiliates on the unaudited consolidated balance sheets and as non-cash operating activities on the unaudited consolidated and combined statements of cash flows. The settlement of the remaining intercompany transactions, inclusive of those related to the supply agreements, is also reflected on the unaudited consolidated and combined statements of cash flows as operating activity and on the unaudited consolidated balance sheets as Payables due to affiliates and Receivables due from affiliates.

Note 14. Segments

The business is organized into two reportable segments: cement and ready-mix concrete. The cement segment offers bulk and packaged cement products, including a variety of Portland cements, blended cements and masonry cements, as well as supplementary cementitious materials like slag cement and fly ash. The ready-mix concrete segment produces standard concrete mixes, in addition to specialty mixes and custom concrete mixes for a variety of projects, including commercial, residential, and civil/highways projects.

The Company determines its operating segments based on the discrete financial information that is regularly evaluated by its CODM, the Company’s Chief Executive Officer, in deciding how to allocate resources and in assessing performance. The CODM evaluates the performance of the Company’s segments and allocates resources to them based on the profitability metric referred to as “Segment Adjusted EBITDA”, which is defined as Net income, excluding depreciation, depletion, and amortization, interest expense, net, and income tax expense (“EBITDA”), further adjusted to exclude EBITDA directly related to the 2022 Disposal, the gain on the 2022 Disposal, and certain other items, such as legal settlements and related legal fees and transaction costs related to the definitive agreement entered into with Summit and the potential equity Offering as further described below. Although Segment Adjusted EBITDA is not a measure of financial performance as defined by U.S. GAAP, the Company considers Segment Adjusted EBITDA to be the key financial metric utilized by the CODM to measure operating performance. Segment Adjusted EBITDA should not be considered as an alternative to Income before income taxes as determined in accordance with U.S. GAAP. The accounting policies applicable to each segment are consistent with those used on the unaudited consolidated and combined financial statements.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 14. Segments (Continued)

The Company does not allocate assets to the reportable segments for the CODM’s review. Consequently, the Company does not disclose total assets by reportable segments.

Unallocated corporate expenses include human resources, finance and accounting, research and development, marketing, legal, and technical innovation services that are not allocated to reportable segments and are excluded from the Segment Adjusted EBITDA. Eliminations include transactions to account for intercompany activity.

The Company’s operations are conducted in the United States and its customers mainly consist of commercial and residential builders, resellers, paving companies, and engineers. No individual customer represents more than 10% of the Company’s revenues.

The table below includes Revenues and Segment Adjusted EBITDA, as well as the reconciliations to the closest comparable U.S. GAAP metric, for the periods indicated:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2023	2022	2023	2022
Revenues:
Ready-mix concrete	$208.0	$205.3	$639.7	$613.8
Cement	227.5	208.2	656.5	575.5
Revenues	$435.5	$413.5	$1,296.2	$1,189.3
Segment Adjusted EBITDA:
Ready-mix concrete	$15.5	$(2.9)	$46.1	$20.5
Cement	93.9	61.6	227.8	163.1
Total Segment Adjusted EBITDA	$109.4	$58.7	$273.9	$183.6
Reconciling items:
Corporate / eliminations	(11.6)	(4.2)	(33.3)	(32.1)
Depreciation, depletion and amortization	(24.9)	(26.2)	(78.3)	(81.1)
Interest expense, net	(8.9)	(6.5)	(28.5)	(23.6)
EBITDA of 2022 Disposal(1)	—	—	—	2.4
Gain on sale of 2022 Disposal	—	—	—	22.0
Legal settlement and related legal fees	(0.1)	(0.1)	(0.5)	(0.5)
Transaction costs(2)	(7.4)	(2.8)	(9.6)	(6.9)
Income before income taxes	$56.5	$18.9	$123.7	$63.8

(1)	The Company completed the sale of certain ready-mix concrete operations in April 2022. The 2022 Disposal contributed EBITDA of zero and $2.4 million for the three and nine months ended September 30, 2022, respectively. Refer to Note 2. Summary of significant accounting policies for additional information.

(2)	Reflects transaction costs associated with the definitive agreement entered into with Summit and the potential equity Offering, including accounting and other professional services fees, special bonus to employees, and certain other transaction costs which are not related to continuing operations.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 15. Supplemental cash flow information

Supplemental cash flow information for the nine months ended September 30, 2023 and 2022 is as follows:

	For the nine months ended September 30,
(In millions)	2023	2022
Cash payments:
Interest	$29.7	$19.9
Income taxes	2.2	1.6
Operating lease liabilities	8.2	11.3
Finance lease liabilities	3.7	4.1
Non-cash operating activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	1.4	0.6
Amounts due to Cementos Argos related to the Pre-IPO Trademark/IP License Agreements and Pre-IPO Technical Services Agreements	—	54.3
Non-cash investing activities:
Transfers of inventory to property, plant and equipment	2.3	0.2
Non-cash financing activities:
Right-of-use assets obtained in exchange for new finance lease liabilities	1.9	1.2

Note 16. Accumulated other comprehensive income

The components of the changes in Accumulated other comprehensive income (loss) are as follows:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2023	2022	2023	2022
Accumulated other comprehensive income (loss) at beginning of period	$8.5	$4.8	$8.2	$(6.5)
Other comprehensive earnings before reclassifications	0.9	1.3	2.3	13.7
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	(1.5)	1.2	(2.6)	0.1
Total other comprehensive income (loss)	(0.6)	2.5	(0.3)	13.8
Accumulated other comprehensive income at end of period	$7.9	$7.3	$7.9	$7.3

Note 17. Net parent investment and additional paid in capital

Net parent investment on the unaudited consolidated balance sheets and unaudited consolidated and combined statements of equity represents Cementos Argos’ historical investment in the Company for the periods prior to the Reorganization, the net effect of transactions with, and allocations from, the Company and Cementos Argos’ accumulated earnings. Net transfers (to) from Parent are included within Net parent investment and Additional paid-in capital on the unaudited consolidated balance sheets.

ARGOS NORTH AMERICA CORP.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Continued)

Note 17. Net parent investment and additional paid in capital (Continued)

The reconciliation of the Transfers from Parent, net in financing activities within the unaudited consolidated and combined statements of cash flows to the Net transfers to Parent in the unaudited consolidated and combined statements of equity is as follows:

	For the nine months ended September 30,
(In millions)	2023	2022
Total Transfers from Parent, net in financing activities within the unaudited consolidated and combined statements of cash flows	$—	$16.9
Payables to affiliates	—	(3.1)
Cash flow hedge	—	0.1
Amounts due to Cementos Argos related to the Pre-IPO Trademark/IP License Agreements and Pre-IPO Technical Services Agreements	—	(54.3)
Net transfers to Parent as reflected on the unaudited consolidated and combined statements of equity	$—	$(40.4)

Note 18. Subsequent events

The Company has evaluated subsequent events through November 27, 2023. Based upon this review, other than as described in these unaudited consolidated and combined financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure of unrecognized subsequent events.